Exhibit 99.1

Contacts:  Robert Julian

Patrick Burke

(760) 931-1771

Linda B. Segre Named to Board of Directors of Callaway Golf Company

CARLSBAD, CA/ August 4, 2015/ Callaway Golf Company (NYSE:ELY) today announced that Linda B. Segre has been appointed to the Company’s board of directors. She will begin serving immediately and will stand for election for a full one-year term at the Company’s 2016 Annual Meeting of Shareholders.

Ms. Segre, 55, is currently Executive Vice President, Chief Strategy and People Officer of Diamond Foods, a position she has held since March 2014. The San Francisco-based company produces premium snack food and culinary nut products which are sold under various brands including Kettle Brand® chips, Emerald® snack nuts, Pop Secret® popcorn, and Diamond of California® nuts. Ms. Segre first joined Diamond Foods in 2009 as Senior Vice President, Corporate Strategy. Before joining Diamond Foods, Ms. Segre served as Managing Director of Google.org and Vice President and Managing Director of The Boston Consulting Group’s San Francisco Office. From 1981 until 1985, Ms. Segre was a touring golf professional in the United States, Europe and Asia, having won five tournaments including the Irish Open and the Reno Open. Ms. Segre holds a degree in economics from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

“Linda’s extensive knowledge of corporate strategy and consumer products will benefit the Board greatly,” commented Ronald S. Beard, Chairman of the Board of Callaway Golf Company. “In addition, she brings a unique perspective to the golf business as a former professional golfer. We are excited to have her join us.”

The addition of Ms. Segre expands the board to a total of nine members, including Chairman, Ronald S. Beard, Samuel H. Armacost, Oliver “Chip” Brewer III, John C. Cushman, III, John F. Lundgren, Adebayo O. Ogunlesi, Richard L. Rosenfield, and Anthony S. Thornley. Callaway Golf’s Bylaws mandate that the Company’s Board consist of not less than six nor more than fifteen members, of which the substantial majority must be independent. With the addition of Ms. Segre as an independent director, eight of the nine board members qualify as independent under applicable standards. For more on the Company’s board of directors, visit the Investor Relations section of the Company’s website at www.callawaygolf.com

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About Callaway Golf

Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf® and Odyssey® brands worldwide. For more information please visit www.callawaygolf.com.

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